UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 8, 2006

KNIGHT TRANSPORTATION, INC.
(Exact name of registrant as specified in its charter)

Arizona	000-24946	86-0649974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 W. Buckeye Road, Phoenix, AZ	85043
(Address of principal executive offices)	(Zip Code)

(602) 269-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    On February 8, 2006, Timothy Kohl resigned as a member of the Board of Directors of Knight Transportation, Inc., an Arizona corporation (the “Company”). Mr. Kohl’s resignation was effective immediately. Kevin Knight, Chairman and Chief Executive Officer of the Company, thanked Mr. Kohl for his valuable contributions to the Board and stressed that Mr. Kohl is stepping down voluntarily, in order to assist the Company in increasing the number of outside directors who have no affiliation with the Company and to help the Company improve its corporate governance. Mr. Knight stated that Mr. Kohl will continue to serve as President and attend Board meetings and provide input.

    On February 8, 2006, Richard Lehmann was elected to replace Mr. Kohl as a member of the Board of Directors of the Company. Currently, Mr. Lehmann serves as the founding principal of The Biltmore Bank of Arizona, which opened in June of 2003, and is Chairman of Bank Capital Corporation, the holding company for the Bank. Until December 31, 1999, Mr. Lehmann served as Vice Chairman of Bank One, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations.

    Mr. Lehmann’s previous positions include Chairman and Chief Executive Officer of Valley National Bank, before it was sold to Bank One in 1993. Prior to that, Mr. Lehmann had spent 20 years with Citigroup in various positions, including 10 years in the International Division, with 3-1/2 years as a Senior Corporate Officer in Europe, the Middle East, and Africa. Mr. Lehmann also serves on the Board of Trustees at Thunderbird, The Garvin School of International Management and e-Funds Corporation and is active in various civic matters.

    Mr. Lehmann was appointed to replace Michael Garnreiter as a member of the Nominating and Corporate Governance Committee of the Board of Directors of the Company. Mr. Garnreiter will maintain his position as Chairman of the Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT TRANSPORTATION, INC.

Date: February 14, 2006	By:	/s/ David A. Jackson
David A. Jackson
Chief Financial Officer